Exhibit 99.1
Bright Horizons Family Solutions Reports Third Quarter of 2022 Financial Results
NEWTON, MA - (BUSINESS WIRE) - November 1, 2022 - Bright Horizons Family Solutions® Inc. (NYSE: BFAM), a leading provider of high-quality education and care solutions designed to help employers support employees across life and career stages, today announced financial results for the third quarter of 2022 and updated financial guidance for 2022.
Third Quarter 2022 Highlights (compared to Third Quarter 2021):
•Revenue of $540 million (increase of 17%)
•Income from operations of $39 million (decrease of 15%)
•Net income of $18 million and diluted earnings per common share of $0.31 (decreases of 32% and 30%, respectively)
Non-GAAP measures
•Adjusted income from operations* of $46 million (decrease of 1%)
•Adjusted EBITDA* of $81 million (increase of 2%)
•Adjusted net income* of $38 million and diluted adjusted earnings per common share* of $0.66 (decrease of 1% and increase of 3%, respectively)
“I am pleased with the progress we made in the third quarter,” said Stephen Kramer, Chief Executive Officer. “We saw solid growth in all our lines of business. We expanded our footprint, increased enrollment year-over-year, delivered a record number of traditional back-up care sessions, and supported more adult learners in their pursuit of higher education.”
“While we continue to navigate through this dynamic operating environment, I remain encouraged by the underlying trends we see across our business. I believe we have the right action plans in place that will allow us to navigate the current environment while executing on our long-term strategic initiatives.”
Third Quarter 2022 Results
Revenue increased $79.9 million, or 17%, in the third quarter of 2022 from the third quarter of 2021, primarily attributable to the acquisition of approximately 75 centers in Australia, enrollment gains at our existing centers, as well as expanded sales and utilization of back-up care and educational advisory services. These contributions were partially offset by lower foreign currency exchange rates for our United Kingdom and Netherlands operations.
Income from operations was $39.0 million for the third quarter of 2022 compared to $46.0 million for the third quarter of 2021, representing a 15% decrease. The decrease in income from operations reflects reduced gross profit contributions in the full service center-based child care segment arising from increased labor costs and acquisition-related transaction costs, partially offset by contributions from the back-up care and educational advisory services segments. Net income was $18.2 million for the third quarter of 2022 compared to $26.8 million for the third quarter of 2021, a decrease of 32%, due to the decrease in income from operations noted above and a higher effective tax rate. Diluted earnings per common share was $0.31 for the third quarter of 2022 compared to $0.44 for the third quarter of 2021.
In the third quarter of 2022, adjusted EBITDA* increased $1.5 million, or 2%, to $80.6 million, and adjusted income from operations* decreased $0.2 million, or 1%, to $45.7 million from the third quarter of 2021, due primarily to increased utilization of back-up and educational advisory services, offset by increased labor costs in the full service center-based child care segment. Adjusted net income* decreased $0.6 million, or 1%, to $38.1 million, due to the decrease in income from operations and a higher effective tax rate. Diluted adjusted earnings per common share* was $0.66 for the third quarter of 2022 compared to $0.64 for the same period in 2021.
As of September 30, 2022, the Company had more than 1,350 client relationships with employers across a diverse array of industries, and operated 1,081 early education and child care centers with the capacity to serve approximately 120,000 children and their families, of which 99% were open.
*Adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share are non-GAAP measures. Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, stock-based compensation expense, and at times, non-recurring costs, such as loss on foreign currency forward contracts and transaction costs. Adjusted income from operations represents income from operations before non-recurring costs, such as transaction costs. Adjusted net income represents net income determined in accordance with GAAP, adjusted for stock-based compensation expense, amortization expense, and non-recurring costs, such as loss on foreign currency forward contracts and transaction costs, and the income tax provision (benefit) thereon. Diluted adjusted earnings per common share is a non-GAAP measure, calculated using adjusted net income. These non-GAAP measures are more fully described and are reconciled from the respective measures determined under GAAP in “Presentation of Non-GAAP Measures” and the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations,” respectively.
Balance Sheet and Liquidity
At September 30, 2022, Bright Horizons had $33 million of cash and cash equivalents and $282 million available for borrowing under our revolving credit facility. In the nine months ended September 30, 2022, we generated approximately $131.0 million of cash from operations, compared to $185.2 million for the same period in 2021, and made investments in acquisitions, fixed assets, and other investments totaling $250.9 million, compared to $62.7 million for the same period in the prior year.
2022 Updated Outlook
Based on current trends and expectations, we have updated 2022 guidance and we currently expect fiscal year 2022 revenue to be $2.0 billion and diluted adjusted earnings per common share to be in the range of $2.60 to $2.65. The Company will provide additional information on its outlook during its earnings conference call.
Conference Call
Bright Horizons Family Solutions will host an investor conference call today at 5:00 pm ET to discuss the results for the third quarter of 2022, as well as the Company’s updated business outlook, its strategy and operating expectations. Interested parties are invited to listen to the conference call by dialing 1-877-407-9039 or, for international callers, 1-201-689-8470, and asking for the Bright Horizons Family Solutions conference call moderated by Chief Executive Officer Stephen Kramer. Replays of the entire call will be available through November 22, 2022 at 1-844-512-2921 or, for international callers, at 1-412-317-6671, conference ID #13726921. A link to the audio webcast of the conference call and a copy of this press release are also available through the Investor Relations section of the Company’s web site, www.brighthorizons.com.
Forward-Looking Statements
This press release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s actual results may vary significantly from the results anticipated in these forward-looking statements, which can generally be identified by the use of forward-looking terminology, including the terms “believes,” “expects,” “may,” “will,” “should,” “seeks,” “projects,” “approximately,” “intends,” “plans,” “estimates” or “anticipates,” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts, including statements regarding the Company’s intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, operating expectations, our investments, impact of our services, our market position, business trends, our future opportunities and business model, our recovery from the COVID-19 pandemic, enrollment and occupancy levels, long-term growth strategy and value, estimated effective tax rate and tax expense and benefits, our care solutions, quality and expanded service offerings, our ability to respond to changing demands, contributions from acquisitions, our future business and financial performance, and our updated 2022 financial guidance. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. The Company believes that these risks and uncertainties include, but are not limited to, ongoing disruptions to our operations as a result of the COVID-19 pandemic; the availability or lack of government support; changes in the demand for child care, dependent care and other workplace solutions, including variations in enrollment trends and lower than expected demand from employer sponsor clients as well as variations in return to work protocols; the constrained labor market for teachers and staff and ability to hire and retain talent; including the impact of increased compensation and labor costs; the possibility that acquisitions may disrupt our operations and expose us to additional risk; our ability to pass on our increased costs; our indebtedness and the terms of such indebtedness; our ability to withstand seasonal fluctuations in the demand for our services; our ability to implement our growth strategies successfully; the overall macroeconomic environment, including the impact of inflation and interest rate fluctuations; changes in tax rates or policies; and other risks and uncertainties more fully described in the “Risk Factors” section of our Annual Report on Form 10-K filed on February 25, 2022, and other factors disclosed from time to time in our other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.
Presentation of Non-GAAP Measures
In addition to the results provided in accordance with U.S. generally accepted accounting principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements - adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share - which present operating results on a basis adjusted for certain items. The Company uses these non-GAAP measures as key performance indicators for the purpose of evaluating performance internally, and in connection with determining incentive compensation for Company management, including executive officers. Adjusted EBITDA is also used in connection with the determination of certain ratio requirements under our credit agreement. We also believe these non-GAAP measures provide investors with useful information with respect to our historical operations. These non-GAAP measures are not intended to replace, and should not be considered superior to, the presentation of our financial results in accordance with GAAP. The use of the terms adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.
With respect to our outlook for diluted adjusted earnings per common share, we do not provide the most directly comparable GAAP financial measure or corresponding reconciliation to such GAAP financial measure on a forward-looking basis. We are unable to predict with reasonable certainty and without unreasonable effort certain items such as the timing and amount of excess (shortfall) income tax benefits (expense), transaction costs, and other non-recurring costs, as well as gains or losses from the early retirement of debt and the outcome from legal proceedings. These items are uncertain, depend on various factors outside our management’s control, and could significantly impact, either individually or in the aggregate, our future period earnings per common share as calculated and presented in accordance with GAAP.
For more information regarding adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share, please see the reconciliation of GAAP financial measures to the non-GAAP financial measures in the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations.”
About Bright Horizons Family Solutions Inc.
Bright Horizons® is a leading global provider of high-quality early education and child care, back-up care, and workforce education services. For 35 years, we have partnered with employers to support workforces by providing services that help working families and employees thrive personally and professionally. Bright Horizons operates approximately 1,100 early education and child care centers in the United States, the United Kingdom, the Netherlands, Australia and India, and serves more than 1,350 of the world’s leading employers. Bright Horizons’ early education and child care centers, back-up child and elder care, and workforce education programs help employees succeed at each life and career stage. For more information, go to www.brighthorizons.com.
Contacts:

Investors:
Elizabeth Boland
Chief Financial Officer - Bright Horizons
eboland@brighthorizons.com
617-673-8125

Michael Flanagan
Senior Director of Investor Relations - Bright Horizons
michael.flanagan@brighthorizons.com
617-673-8720

Media:
Ilene Serpa
Vice President - Communications - Bright Horizons
iserpa@brighthorizons.com
617-673-8044

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share data)
(Unaudited)

	Three Months Ended September 30,
	2022	%	2021	%
Revenue	$540,215	100.0%	$460,333	100.0%
Cost of services	411,406	76.2%	340,068	73.9%
Gross profit	128,809	23.8%	120,265	26.1%
Selling, general and administrative expenses	80,812	15.0%	67,135	14.6%
Amortization of intangible assets	8,948	1.6%	7,140	1.5%
Income from operations	39,049	7.2%	45,990	10.0%
Interest expense — net	(11,707)	(2.1)%	(9,153)	(2.0)%
Income before income tax	27,342	5.1%	36,837	8.0%
Income tax expense	(9,094)	(1.7)%	(10,018)	(2.2)%
Net income	$18,248	3.4%	$26,819	5.8%

Earnings per common share:
Common stock — basic	$0.32		$0.44
Common stock — diluted	$0.31		$0.44

Weighted average common shares outstanding:
Common stock — basic	57,664,895		60,218,090
Common stock — diluted	57,740,013		60,743,765

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share data)
(Unaudited)

	Nine Months Ended September 30,
	2022	%	2021	%
Revenue	$1,490,965	100.0%	$1,292,651	100.0%
Cost of services	1,123,572	75.4%	985,046	76.2%
Gross profit	367,393	24.6%	307,605	23.8%
Selling, general and administrative expenses	226,231	15.2%	191,703	14.8%
Amortization of intangible assets	23,127	1.5%	22,192	1.8%
Income from operations	118,035	7.9%	93,710	7.2%
Loss on foreign currency forward contracts	(5,917)	(0.4)%	—	—%
Interest expense — net	(26,695)	(1.8)%	(27,749)	(2.1)%
Income before income tax	85,423	5.7%	65,961	5.1%
Income tax expense	(22,824)	(1.5)%	(13,195)	(1.0)%
Net income	$62,599	4.2%	$52,766	4.1%

Earnings per common share:
Common stock — basic	$1.06		$0.87
Common stock — diluted	$1.06		$0.86

Weighted average common shares outstanding:
Common stock — basic	58,624,221		60,454,855
Common stock — diluted	58,802,742		61,058,843

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$32,604	$260,980
Accounts receivable — net	194,410	210,971
Prepaid expenses and other current assets	75,830	68,320
Total current assets	302,844	540,271
Fixed assets — net	561,233	598,134
Goodwill	1,674,466	1,481,725
Other intangible assets — net	254,729	251,032
Operating lease right-of-use assets	795,903	696,425
Other assets	126,955	72,460
Total assets	$3,716,130	$3,640,047
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$16,000	$16,000
Borrowings under revolving credit facility	113,000	—
Accounts payable and accrued expenses	232,092	197,366
Current portion of operating lease liabilities	90,710	87,341
Deferred revenue and other current liabilities	238,214	321,468
Total current liabilities	690,016	622,175
Long-term debt — net	965,284	976,396
Operating lease liabilities	804,556	703,911
Deferred income taxes	55,830	48,509
Other long-term liabilities	206,688	109,780
Total liabilities	2,722,374	2,460,771
Total stockholders’ equity	993,756	1,179,276
Total liabilities and stockholders’ equity	$3,716,130	$3,640,047

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$62,599	$52,766
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	77,958	82,858
Stock-based compensation expense	21,282	16,735
Loss on foreign currency forward contracts	5,917	—
Deferred income taxes	(8,209)	1,573
Other non-cash adjustments — net	1,894	3,369
Changes in assets and liabilities	(30,463)	27,946
Net cash provided by operating activities	130,978	185,247
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets — net	(37,772)	(41,510)
Proceeds from the maturity of debt securities and sale of other investments	16,009	17,730
Purchases of debt securities and other investments	(13,838)	(20,032)
Settlement of foreign currency forward contracts	(5,917)	—
Payments and settlements for acquisitions — net of cash acquired	(209,421)	(18,914)
Net cash used in investing activities	(250,939)	(62,726)
CASH FLOWS FROM FINANCING ACTIVITIES:
Revolving credit facility — net	113,000	—
Principal payments of long-term debt	(12,000)	(8,063)
Payments of debt issuance costs	—	(2,057)
Purchase of treasury stock	(182,570)	(102,184)
Proceeds from issuance of common stock upon exercise of options and restricted stock upon purchase	11,412	31,820
Taxes paid related to the net share settlement of stock options and restricted stock	(5,432)	(7,429)
Payments of contingent consideration for acquisitions	(13,865)	(196)
Net cash used in financing activities	(89,455)	(88,109)
Effect of exchange rates on cash, cash equivalents and restricted cash	(4,018)	(2,120)
Net increase (decrease) in cash, cash equivalents and restricted cash	(213,434)	32,292
Cash, cash equivalents and restricted cash — beginning of period	265,281	388,465
Cash, cash equivalents and restricted cash — end of period	$51,847	$420,757

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
SEGMENT INFORMATION
(In thousands)
(Unaudited)

Three Months Ended September 30, 2022	Full service center-based child care	Back-up care	Educational advisory and other services	Total
Revenue	$380,556	$128,606	$31,053	$540,215
Income (loss) from operations	(9,834)	40,405	8,478	39,049
Adjusted income (loss) from operations (1)	(3,134)	40,405	8,478	45,749
As a percentage of revenue	(1)%	31%	27%	8%

Three Months Ended September 30, 2021
Revenue	$333,883	$99,197	$27,253	$460,333
Income from operations	10,070	31,823	4,097	45,990
Adjusted income from operations	10,070	31,823	4,097	45,990
As a percentage of revenue	3%	32%	15%	10%
(1)     For the three months ended September 30, 2022, adjusted loss from operations for the full service center-based child care segment represents loss from operations excluding transaction costs of $6.7 million related to acquisitions.

Nine Months Ended September 30, 2022	Full service center-based child care	Back-up care	Educational advisory and other services	Total
Revenue	$1,105,804	$301,164	$83,997	$1,490,965
Income from operations	17,049	85,982	15,004	118,035
Adjusted income from operations (1)	26,246	85,982	15,004	127,232
As a percentage of revenue	2%	29%	18%	9%

Nine Months Ended September 30, 2021
Revenue	$958,629	$257,036	$76,986	$1,292,651
Income (loss) from operations	(3,835)	83,782	13,763	93,710
Adjusted income (loss) from operations	(3,835)	83,782	13,763	93,710
As a percentage of revenue	—%	33%	18%	7%
(1)     For the nine months ended September 30, 2022, adjusted income from operations for the full service center-based child care segment represents income from operations excluding transaction costs of $9.2 million related to acquisitions.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
NON-GAAP RECONCILIATIONS
(In thousands, except share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income	$18,248	$26,819	$62,599	$52,766
Interest expense — net	11,707	9,153	26,695	27,749
Income tax expense	9,094	10,018	22,824	13,195
Depreciation	18,349	20,326	54,831	60,666
Amortization of intangible assets (a)	8,948	7,140	23,127	22,192
EBITDA	66,346	73,456	190,076	176,568
As a percentage of revenue	12%	16%	13%	14%
Additional adjustments:
Stock-based compensation expense (b)	7,514	5,600	21,282	16,735
Other costs (c)	6,700	—	9,197	—
Loss on foreign currency forward contracts (d)	—	—	5,917	—
Total adjustments	14,214	5,600	36,396	16,735
Adjusted EBITDA	$80,560	$79,056	$226,472	$193,303
As a percentage of revenue	15%	17%	15%	15%

Income from operations	$39,049	$45,990	$118,035	$93,710
Other costs (c)	6,700	—	9,197	—
Adjusted income from operations	$45,749	$45,990	$127,232	$93,710
As a percentage of revenue	8%	10%	9%	7%

Net income	$18,248	$26,819	$62,599	$52,766
Income tax expense	9,094	10,018	22,824	13,195
Income before income tax	27,342	36,837	85,423	65,961
Amortization of intangible assets (a)	8,948	7,140	23,127	22,192
Stock-based compensation expense (b)	7,514	5,600	21,282	16,735
Other costs (c)	6,700	—	9,197	—
Loss on foreign currency forward contracts (d)	—	—	5,917	—
Interest on deferred consideration (e)	1,471	—	1,471	—
Adjusted income before income tax	51,975	49,577	146,417	104,888
Adjusted income tax expense (f)	(13,877)	(10,907)	(38,483)	(22,522)
Adjusted net income	$38,098	$38,670	$107,934	$82,366
As a percentage of revenue	7%	8%	7%	6%

Weighted average common shares outstanding — diluted	57,740,013	60,743,765	58,802,742	61,058,843
Diluted adjusted earnings per common share	$0.66	$0.64	$1.84	$1.35
(a)Amortization of intangible assets represents amortization expense, including quarterly amortization expense of approximately $5.0 million associated with intangible assets recorded in connection with our going private transaction in May 2008.
(b)Stock-based compensation expense represents non-cash stock-based compensation expense in accordance with Accounting Standards Codification Topic 718, Compensation-Stock Compensation.
(c)Other costs represent transaction costs incurred in connection with acquisitions.
(d)During the nine months ended September 30, 2022, the Company entered into foreign currency forward contracts for the purchase of Australian dollars to satisfy the purchase price of an acquisition completed July 1, 2022. The Company entered into the foreign currency forwards to lock the purchase price in US dollars at closing and mitigate the impact of any foreign currency fluctuations. A loss of $5.9 million resulting from fluctuations in foreign currency rates was recognized during the nine months ended September 30, 2022 in relation to these contracts.
(e)Interest on deferred consideration represents the imputed interest on the deferred consideration issued in connection with the July 1, 2022 acquisition of Only About Children, a child care operator in Australia.
(f)Adjusted income tax expense represents income tax expense calculated on adjusted income before income tax at an effective tax rate of approximately 27% and 26% for the three and nine months ended September 30, 2022, respectively, and of approximately 22% for the three and nine months ended September 30, 2021. The tax rate for 2022 represents a tax rate of approximately 28% applied to the expected adjusted income before income tax, less the estimated effect of excess (shortfall) tax benefit (expense) related to equity transactions. However, the jurisdictional mix of the expected adjusted income before income tax for the full year, and the timing and volume of the tax benefits (expense) associated with future equity activity will affect these estimates and the estimated effective tax rate for the year.